Exhibit 99.2

2009 Fourth Quarter and Full Year Review March 3, 2010

2 Forward Looking Statements The information in this presentation may contain certain forward-looking statements within the meaning of federal securities laws. These statements reflect management’s expectations regarding future events and operating performance. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, any forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports. The Company disclaims any obligation to revise or update such statements to reflect the occurrence of events after the date of this presentation.

2009: Economically challenging start; KS finished much stronger Tons Produced/Sold Operating Cash Flows Net Debt Cash Interest Expense Market Cap 3

4 Revenue per Ton and Product Mix Average Revenue per Ton

5 Tons Sold & Sales Price/Unit

($ in Millions, except per share data) For The Year Ended December 31 2008(1) 2009(2) Inc/(Dec) Net Sales $ 525 $ 632 $ 107 EBITDA $ 81 $ 206 $ 125 Adj. EBITDA $ 81 $ 31 $ (50) Net Income $ 20 $ 80 $ 60 Adj. Net Income $ 22 $ (18) $ (40) Diluted EPS $0.57 $ 2.29 $ 1.72 Adj. Diluted EPS $0.65 $(0.53) $(1.18) 6 2009 Full Year Financial Results 2008 only includes six months of the Charleston mill’s operations since it was acquired on July 1, 2008 2009 includes a $16.4 million gain on the sale of the dunnage bag business and $164.0 million from alternate fuel mixture tax credits

($ in Millions, except per share data) Fourth Quarter 2008 2009(1)(2) Inc/(Dec) Net Sales $182 $165 $ (17) EBITDA $ 25 $ 59 $ 34 Adj. EBITDA $ 25 $ 13 $ (12) Net Income $ 2 $ 25 $ 23 Adj. Net Income $ 3 $ - $ (3) Diluted EPS $0.07 $0.55 $ 0.48 Adj. Diluted EPS $0.13 $0.00 $(0.13) 7 Fourth Quarter 2009 Financial Results Roanoke Rapids’ nine-day planned maintenance outage was in 4Q 2008 versus 3Q 2008. The outage reduced production by 10,000 tons, EBITDA by $5.9 million, net income by $3.6 million, and diluted EPS by $0.08 per share. In 4Q 2009, the implementation of a new ERP system temporarily reduced production by 6,000 tons, EBITDA by $1.5 million, net income by $0.9 million, and diluted EPS by $0.02 per share.

8 Net Sales 4Q 2009 compared to 4Q 2008

9 Operating Income 4Q 2009 Compared to 4Q 2008

10 Net Sales 4Q 2009 Compared to 3Q 2009

11 Operating Income 4Q 2009 Compared to 3Q 2009

Aggressive Debt and Interest Expense Reduction Net debt reduced by $313 million since July 1, 2008 to $150 million AFMTC provided $164 million for the 2009 year Warrant exercises in Q3 2009 provided $85 million Sale of dunnage bag business provided $29 million Q4 2009 cash interest expense down $7 million since Q4 2008 Current interest rate on majority of debt 1.73% ax Net Debt and Interest KapStone Net Debt – Rapid Pay Down Cash Interest Expense - Rapid Decrease 12

Fourth Quarter Year Ended Dec. 31 2009 2008 2009 2008 Effective tax rate 40.1% 33.6% 39.4% 38.8% 2009 tax provision includes $43 million provision for taxes on AFMTC KS has been advised and doesn’t believe AFMTC is taxable as it is similar to an excise tax refund No guidance received yet from IRS on the taxability of the AFMTC Federal NOL carryback rules extended $13 million refund Should be received by mid-2010 AFMTC Expired December 31, 2009 Total refunds claimed in 2009: $178 million Total refunds received in 2009: $165 million Total refunds received in 2010: $13 million 13 Tax

Generated $201 million of cash flows from operations Paid down 65% of our debt Improved debt to capitalization from 70% to 30% Reduced our inventory by $24 million, or 26%, since December 31, 2008, including $14 million of AFMTC Lowered accounts receivable by four days since 4Q 2008 to 33 days Completed complex transition from costly MWV support services to our own ERP system and staff. Will save over $3 million in 2010 Eliminated warrant overhang Moved to NYSE in January 2010 Achieved more respectable market cap of $446 million at December 31, 2009 14 2009 – Year of Emergence to Position of Strength

Appendix

KapStone

Supplemental Information

GAAP to Non-GAAP Reconciliations
($ in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended December 31, 2009	Quarter Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2008
Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):				
Net income (GAAP)	$ 25,384	$ 1,879	$ 80,280	$ 19,665
Interest income	(11)	(36)	(12)	(927)
Interest expense	1,309	7,627	13,196	16,442
Amortization of debt issuance costs	1,770	837	5,980	2,007
Provision for income taxes	16,977	952	52,137	12,482
Depreciation and amortization	13,906	13,302	54,667	31,683
EBITDA (Non-GAAP)	**$ 59,335**	**$ 24,561**	**$ 206,248**	**$ 81,352**
Alternative fuel mixture tax credits	(56,534)	-	(163,998)	-
Annual planned maintenance outage	5,944	-	-	-
Unplanned downtime	1,500	-	3,305	-
Restoration of benefit curtailments	1,805	-	-	-
Dunnage bag business	-	(1,039)	(17,165)	(5,248)
Stock based compensation expense	691	565	2,377	1,754
CKD acquisition start up expenses	-	755	-	3,116
Adjusted EBITDA (Non-GAAP)	**$ 12,741**	**$ 24,842**	**$ 30,767**	**$ 80,974**
Net Income (GAAP) to Adjusted Net Income (Non-GAAP):				
Net income (GAAP)	$ 25,384	$ 1,879	$ 80,280	$ 19,665
Alternative fuel mixture tax credits	(33,877)	-	(99,427)	-
Annual planned maintenance outage	3,562	-	-	-
Amortization of acquired coal contract with favorable prices	1,460	1,363	5,907	2,753
Accelerated amortization of debt issuance costs	676	-	1,830	-
Unplanned downtime	899	-	2,004	-
Restoration of benefit curtailments	1,082	-	-	-
Dunnage bag business	-	(690)	(10,407)	(3,210)
Stock based compensation expense	414	375	1,441	1,073
Provision for income taxes adjustment	570	-	-	-
CKD acquisition start up expenses	-	501	-	1,906
Adjusted Net Income (Non-GAAP)	**$ 169**	**$ 3,428**	**$ (18,371)**	**$ 22,187**

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KapStone

Supplemental Information

GAAP to Non-GAAP Reconciliations
($ in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended December 31,		Year Ended December 31,	
	2009	2008	2009	2008
Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):				
Basic EPS (GAAP)	$ 0.56	$ 0.07	$ 2.32	$ 0.74
Alternative fuel mixture tax credits	(0.75)	-	(2.87)	-
Annual planned maintenance outage	0.08	-	-	-
Amortization of acquired coal contract with favorable prices	0.03	0.05	0.17	0.10
Accelerated amortization of debt issuance costs	0.01	-	0.05	-
Unplanned downtime	0.02	-	0.06	-
Restoration of benefit curtailments	0.02	-	-	-
Dunnage bag business	-	(0.02)	(0.30)	(0.12)
Stock based compensation expense	0.01	0.01	0.04	0.04
Provision for income taxes adjustment	0.01	-	-	-
CKD acquisition start up expenses	-	0.02	-	0.07
Adjusted Basic EPS (Non-GAAP)	**$ (0.01)**	**$ 0.13**	**$ (0.53)**	**$ 0.83**
Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):				
Diluted earnings per share (GAAP)	$ 0.55	$ 0.07	$ 2.29	$ 0.57
Alternative fuel mixture tax credits	(0.73)	-	(2.84)	-
Annual planned maintenance outage	0.08	-	-	-
Amortization of acquired coal contract with favorable prices	0.03	0.05	0.17	0.08
Accelerated amortization of debt issuance costs	0.01	-	0.05	-
Unplanned downtime	0.02	-	0.06	-
Restoration of benefit curtailments	0.02	-	-	-
Dunnage bag business	-	(0.02)	(0.30)	(0.09)
Stock based compensation expense	0.01	0.01	0.04	0.03
Provision for income taxes adjustment	0.01	-	-	-
CKD acquisition start up expenses	-	0.02	-	0.06
Adjusted Diluted EPS (Non-GAAP)	**$ -**	**$ 0.13**	**$ (0.53)**	**$ 0.65**

17